EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

Solitron Devices, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount registered(1)(2)	Proposed maximum offering price per share (3)	Maximum aggregate offering price (3)	Fee Rate	Amount of registration fee(3)(4)
Equity	Common Stock, $0.01 par value – 2019 Stock Incentive Plan	Rule 457(c) and 457(h)	40,994	$9.755	$399,896.47	$92.70 per million dollars	$37.07
Equity	Common Stock, $0.01 par value – Resale Shares	Rule 457(c) and 457(h)	184,006	$9.755	$1,794,978.53	$92.70 per million dollars	$166.39
Total Offering Amounts				$9.755	$2,194,875	$92.70 per million dollars	$203.46
Total Fee Offsets							$--
Net Fee Due							$203.46

(1)

This Registration Statement registers the issuance of (i) 40,994 shares of common stock, par value $0.01 per share (“Common Stock”), of Solitron Devices, Inc. (the “Registrant”) issuable under the Solitron Devices, Inc. 2019 Stock Incentive Plan (the “Plan”), which was approved by the stockholders of the Registrant on December 9, 2021; and (ii) 184,006 shares of Common Stock registered for resale issued under the Plan (the “Resale Shares”).

(2)

Also registered hereby are such additional and indeterminate number of shares of Common Stock as may be issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other similar change affecting the outstanding Common Stock.

(3)

Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), on a basis of the average of the high and low sales prices of the Common Stock last reported on the OTC Pink marketplace on February 24, 2022.

(4)	The Registrant does not have any fee offsets.